Exhibit 99.1

Contact: Kendra Kimmons Managing Director of Communications 225-299-3708 kendra.kimmons@amedisys.com

Amedisys Welcomes Three New Members To Its Board Of Directors

BATON ROUGE, La – April 26 – Amedisys Inc. (NASDAQ: AMED), a leading home health, hospice and personal care company, today announced the addition of three new members to its Board of Directors.

Effective April 20, Jeffrey Rideout, M.D., M.A., FACP; Julie Klapstein and Richard A. Lechleiter became new Board members.

“We’re excited to welcome Jeffrey, Julie and Rich to the Board,” said Donald Washburn, Non-Executive Chairman of the Board at Amedisys. “All three offer deep, longstanding healthcare experiences – clinical and financial alike – that are sure to fuel the transformation now well underway at Amedisys.”

“With Jeffrey, Julie and Rich onboard, we’re looking forward to furthering the strategy we’ve put in place here,” said Paul Kusserow, president and CEO of Amedisys. “Thanks to this triple appointment, our push to take Amedisys to the next level has gained invaluable momentum.”

Jeffrey Rideout, M.D., M.A., FACP, is currently President and CEO of the Integrated Healthcare Association, a statewide multi-stakeholder leadership group in California that promotes healthcare quality improvement, accountability and affordability. With an undergraduate degree from Stanford University, a medical degree from Harvard Medical School and a master’s degree from Oxford University, the former Rhodes Scholar is a consulting professor at Stanford University, Health Research and Policy, and a lecturer at the University of California Berkeley’s Haas School of Business, teaching about healthcare technology, services and investment. He also serves as a senior advisor to GE Ventures, focusing on new business opportunities in digital health and digital therapeutics. Previously, Dr. Rideout played a role as senior medical advisor for Covered California, the state-based insurance exchange; as SVP and chief medical officer for The TriZetto Group; as chief medical officer for Cisco Systems and global leader of its healthcare division; and as SVP and chief medical officer for Blue Shield of California.

Julie Klapstein was the founding CEO of Availity, currently one of the nation’s largest healthcare information networks – delivering solutions to more than 900,000 physicians, providers and every health plan in the U.S., processing more than seven million transactions daily – and served as its CEO and board member for 11 years. Her 30-plus years in the healthcare information technology industry spans executive roles with national organizations such as Phycom, Inc. (as CEO); Sunquest Information Systems (as EVP); GTE Health Systems; and what is now Siemens Medical Systems. A graduate of Portland State University, she has received multiple awards for top business leaders and serves on the boards of Dominion Diagnostics and the Grand Canyon Association, the official nonprofit partner of the Grand Canyon National Park.

Richard A. Lechleiter retired in 2014 as Executive Vice President and Chief Financial Officer for Kindred Healthcare (NYSE: KND), the country’s largest provider of post-acute healthcare services, with annual revenues exceeding $6 billion – having served, respectively, as its Vice President, Controller, Chief Accounting Officer and Treasurer across a 19-year tenure. Previously, Lechleiter was part of the team that transformed Humana, Inc. (NYSE: HUM), from a national operator of hospitals into a managed care and health benefits enterprise, attaining positions as its Corporate Controller, Vice President and Chief Accounting Officer. Afterward, he stepped in as Chief Accounting officer for Galen Health Care, a Humana spin-off that then merged into Columbia/HCA Healthcare Corp. A graduate of Xavier University with an undergraduate degree in accounting, he started his career at Coopers & Lybrand, now PwC. Mr. Lechleiter has served on the Board of Stock Yards Bancorp, Inc. (NASDAQ: SYBT), since 2007.

About Amedisys

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 16,000 employees, in 421 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 340,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.

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